Exhibit 107

Calculation of Filing Fee Table

S-1

(Form Type)

Scorpius Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Equity	Common Warrants to purchase shares of common stock(4)	Rule 457(i)	-	-		-	-
Equity	Common stock issuable upon exercise of the Warrant	Rule 457(o)	-	-	$1,380,000	$0.00014760	$203.69

Total Offering Amounts					$1,380,000		$203.69
Total Fees Previously Paid
Total Fee Offsets							-
Net Fee Due							$203.69

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock which become issuable by reason of any share dividend, share split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of common stock outstanding.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on the proposed maximum offering price.

(4)	No separate registration fee required pursuant to Rule 457 under the Securities Act.